Exhibit 10.1

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of March 12, 2026, by and between MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”) and [___________] (collectively, the “Holders”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement (as defined below).

WHEREAS, the Company, the Holders and the other purchasers listed on the signature pages thereto entered into that certain Securities Purchase Agreement on October 24, 2025 (as amended from time to time, the “Securities Purchase Agreement”);

WHEREAS, pursuant to Section 5.5 of the Securities Purchase Agreement, as amended, the Agreement can only be amended by a written instrument signed by the Company and the Purchasers which purchased at least 50.1% in interest of the Shares based on the initial Subscription Amounts under the Securities Purchase Agreement; and

WHEREAS, the Holders collectively purchased at least 50.1% in interest of the Shares based on the initial Subscription Amounts under the Securities Purchase Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Amendment. Pursuant to Section 5.5 of the Securities Purchase Agreement, the Securities Purchase Agreement is hereby amended to provide that the Company is not prohibited, pursuant to Section 4.11(a) thereof, from (i) entering into an agreement for the offer and sale of up to $75.0 million shares of Common Stock or Common Stock Equivalents in an “at-the- market” offering with Roth Capital Partners, LLC and H.C. Wainwright & Co., LLC acting as sales agents (the “Offering”) or (ii) filing any registration statement or any amendment or supplement to a registration statement in connection with the Offering. Additionally, none of the Purchasers shall have a right to participate in the Offering pursuant to Section 4.22 of the Securities Purchase Agreement. Notwithstanding anything to the contrary herein, this Amendment shall not amend Section 4.11(b) of the Securities Purchase Agreement, and the Company shall be required to obtain the prior approval of the Company’s Finance Committee prior to any issuance of shares of Common Stock or Common Stock Equivalents in the Offering.

2.       Miscellaneous. The provisions of the Securities Purchase Agreement, except as limited hereby, shall remain in full force and effect. The Company will pay the reasonable out-of-pocket fees and expenses of counsel to [the Holders] up to $3,500 in the aggregate incurred in connection with this Amendment. This Amendment: (a) shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; (b) may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement (delivery of an executed counterpart of a signature page hereof by facsimile or other electronic transmission shall be as effective as a manually executed counterpart hereof); and (c) shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law principles that would require the application of the laws of any other state or jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

COMPANY:

MULTISENSOR AI HOLDINGS, INC.

By:
Name:	Robert Nadolny
Title:	Chief Financial Officer and Secretary

HOLDER:

[__________________]

Name:
Title:

Signature Page to

Amendment No. 2 to Securities Purchase Agreement